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    FORM 3           U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
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                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1. Name and Address of Reporting Person*

     Select Medical Corporation

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(Last)    (First)    (Middle)

4718 Old Gettysburg Road, P.O. Box 2034
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Mechanicsburg       Pennsylvania    17055

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(City)              (State)         (Zip)

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2.  Date of Event Requiring Statement
    (Month/Day/Year)

      12/15/98

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3.  I.R.S. Identification Number of Reporting
    Person, if an entity

     23-2872718

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4.  Issuer Name and Ticker or Trading Symbol

     Intensiva HealthCare Corporation
     (NASDAQ:  IHCC)

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5.  Relationship of Reporting Person(s) to
    Issuer (Check all applicable)

      Director                X  10% Owner
      Officer (give              Other (specify
               title below)             below)

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6.  If Amendment, Date of Original
    (Month/Day/Year)

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7.  Individual or Joint/Group Filing
    (Check Applicable List)

     X  Form filed by One Reporting Person

        Form filed by More than One Reporting
        person


             Table I - Non-Derivative Securities Beneficially Owned

1. Title of   2. Amount of Securities  3. Ownership      4. Nature of Indirect
   Security      Beneficially Owned       Form: Direct      Beneficial Ownership
   (Instr.4)     (Instr4.)                (D) or            (Instr.5)
                                          Indirect (I)
                                          (Instr. 5)

Common Stock     9,619,379                     D                  N/A


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)


              Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative    2. Date            3. Title and Amount  4. Conversion   5. Ownership Form     6. Nature of Indirect
   Security (Instr. 4)       Exercisable        of Securities        or              of Derivative         Beneficial Ownership
                             and                Underlying           Exercise        Security:             (Instr. 5)
                             Expiration         Derivative           Price of        Direct (D) or
                             Date               Security             Derivative      Indirect (I)
                             (Month/Day/Year)   (Instr. 4)           Security        (Instr.5)

                             Date    Expir-     Title  Amount or
                             Expir-  ation             Number of
                             ation   Date              Shares




Explanation of Responses:


                         /s/ Michael E. Tarvin                   12/24/98

                             Michael E. Tarvin                     Date
                             Vice President,
                             General Counsel and
                             Secretary


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.